Exhibit 10.2

BASIC ENERGY SERVICES, INC.
Management Incentive Plan
Performance-Based Stock Option Award Agreement
Participant: <<First Name>> <<Last Name>>

This Performance-Based Stock Option Award Agreement (this “Agreement”) is made by and between Basic Energy Services, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), effective as of [●] (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the Basic Energy Services, Inc. Management Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant to the Participant of Stock Options to purchase shares of Common Stock on the terms and conditions set forth in the Plan and this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Stock Options. The Company hereby grants to the Participant, effective as of the Date of Grant, the right and option to purchase (the “Options”), on the terms and conditions set forth in the Plan and this Agreement, up to (but not in excess of) an aggregate of [●] shares of Common Stock, subject to adjustment as set forth in the Plan (the “Initial Option Shares”). The Options are intended to be Nonqualified Stock Options.

2.	Exercise Price. The exercise price of each Option is $[●] per share of Common Stock, subject to adjustment as set forth in the Plan (the “Exercise Price”).

3.	Performance Adjustment to Initial Option Shares.

(a)
To determine the actual number of Options earned by the Participant (the “Earned Option Shares”), the Peer Group and the Company (the “Combined Group”) will be ranked from best performing to worst performing with regard to each company’s respective TSR Performance Metric where the Combined Group company ranked 1st shall be the one with the highest TSR Performance Metric when compared to all other Combined Group companies, the Combined Group company ranked 2nd shall be the one with the second highest TSR Performance Metric when compared to all other Combined Group companies, and so forth. The Combined Group company ranked 7th (or last) shall be the one with the lowest TSR Performance Metric when compared to all other Combined Group companies. The Earned Option Shares shall equal a percentage of Initial Option Shares based on the ranking of the Company’s TSR Performance Metric among the TSR Performance Metrics of the Combined Group as set forth below:

Combined Group Company Rank Based on TSR Performance Metric	Percentage of Initial Option Shares Earned
1st	100.0%
2nd	100.0%
3rd	100.0%
4th	80.0%
5th	60.0%
6th	40.0%
7th	20.0% (or 0% if the Company also has negative EBITDA for the Performance Period)

For example, if the Company’s TSR Performance Metric were to be ranked 5th in the Combined Group, the number of Earned Option Shares earned by the Participant would be 60.0% of the Initial Option Shares.

(b)	Definitions. Section 3(b) below sets forth meanings for certain of the capitalized terms used in Section 3.

(i)	“EBITDA” means earnings before interest, taxes, depreciation and amortization, and excluding any extraordinary items determined by the Committee in its sole discretion.

(ii)
“Peer Group” means each of the following companies: (1)  Key Energy Services, Inc.; (2) Mammoth Energy Services, Inc.; (3)  Patterson-UTI Energy, Inc.; (4) Pioneer Energy Services Corp.; (5) Superior Energy Services, Inc.; and (6)  Tesco Corporation; provided, in the event any such company ceases to exist, ceases to file public reports timely with the U.S. Securities and Exchange Commission with respect to the Performance Period or merges or combines with any other entity that, in the determination of the Committee makes such combined company not comparable for use as part of the Peer Group, the Committee in its sole discretion may continue to include or exclude such company in the Peer Group, but in no event may substitute any other company in its place as part of the Peer Group.

(iii)
“Performance Period” means the 2017 calendar year. “TSR Performance Metric” means the cumulative total shareholder return (“TSR”) for the Common Stock of the Company as calculated below for the Performance

Period. The award will be earned as set forth in Section 3(a) based on the Company’s TSR performance relative to the Peer Group.

(iv)
“TSR for the Performance Period” shall be defined and calculated as follows, where “Beginning Price” is the average closing price on the principal exchange on which such stock is traded for the last 4 trading days immediately preceding the start of the Performance Period, and “Ending Price” is the average closing price on the principal exchange on which such stock is traded for the last 20 trading days of the Performance Period, in each case as applied to the applicable equity security:

TSR =	(Ending Price – Beginning Price + cash dividends (if any) per share paid*)
Beginning Price
*Stock dividends paid in securities rather than cash in which there is a distribution of less than 25 percent of the outstanding shares (as calculated prior to the distribution) shall be treated as cash for purposes of this calculation.

(c)
Timing of Adjustment Determination. The adjustments specified in Section 3(a) will be certified by the Committee no later than seventy-five (75) days after the completion of the Performance Period (such date of certification by the Committee, the “Determination Date”).

4.	Vesting of Options. Subject to the terms and conditions set forth in the Plan and this Agreement, the Options shall vest as follows

(a)	General. Except as otherwise provided in this Section 4, the Option shall vest according to the following schedule, subject to the Participant’s continued Service through each applicable vesting date:

-	Determination Date (2018) – 33.3% of the Initial Option Shares

-	First Anniversary of Determination Date (2019) – 33.3% of the Initial Option Shares

-	Second Anniversary of Determination Date (2020) – 33.4% of the Initial Option Shares

(b)
Termination without Cause; Resignation for Good Reason. If the Participant’s Service is terminated by the Company without Cause or the Participant resigns from Service for Good Reason (as defined below), any portion of the then unvested Options that would have vested in accordance with Section 4(a) above had the Participant continued his or her Service during the 12 months following such termination or resignation shall vest on such termination or resignation date or, if later, the Determination Date. For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company as in effect on the Date of Grant or if the Participant is not subject to an employment agreement or “Good Reason” is not defined therein, then “Good Reason” shall mean (i) a material reduction in the Participant’s base salary and annual target bonus opportunity (excluding Awards under the Plan or other stock-based compensation) paid by the Company immediately prior to the material reduction thereof giving rise to Good Reason; (ii) a material reduction in benefits comparable in the aggregate to those enjoyed by the Participant under the Company’s retirement, life insurance, medical, dental, health, accident and disability plans in which the Participant was participating immediately prior to the material reduction thereof giving rise to Good Reason; (iii) a relocation of more than fifty (50) miles of the Participant’s principal office with the Company or its successor; or (iv) a material diminution in the Participant’s title, authority or duties. Notwithstanding the foregoing definition of “Good Reason,” the Participant cannot terminate his or her Service hereunder for Good Reason unless he or she (i) first notifies the Board or the Committee in writing of the event (or events) which the Participant believes constitutes a Good Reason event within 120 days from the date of such event, and (ii) provides the Company with at least 30 days to cure such Good Reason event and the Company fails to cure within such period.

(c)
Disability; Death. Upon the Participant’s Disability or death prior to the completion of the Performance Period, subject to continued Service through such date, the Initial Option Shares shall fully vest. Upon the Participant’s Disability or death following the completion of the Performance Period, subject to continued Service through such date, all unvested Earned Option Shares (calculated in accordance with Section 3) shall fully vest upon such Disability or Death or, if later, the Determination Date.

(d)	Change of Control. Any unvested portion of the Initial Option Shares shall fully vest upon a Change of Control, subject to continued Service through such date.

5.	Forfeiture; Expiration.

(a)
Termination of Service. Any unvested Options will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason (other than as set forth in Section 4(b), (c) and (d) above). In the event the Participant’s Service is terminated for Cause, all vested Options will also be forfeited immediately, automatically and without consideration upon such termination for Cause as provided in Section 13 of the Plan.

(b)
Expiration. Any unexercised Options will expire on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in Section 6 of this Agreement or Section 6 in the Plan.

6.	Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested Options at any time prior to the earliest to occur of:

(a)	the Expiration Date;

(b)	the date that is twelve (12) months following termination of the Participant’s Service due to death or Disability;

(c)	the date that is ninety (90) days following termination of the Participant’s Service other than for death, Disability or Cause; or

(d)	the date of termination of the Participant’s Service for Cause.

7.	Exercise of Options

(a)
Notice of Exercise. Subject to Sections 5 and 6, the Participant or, in the case of the Participant’s death or Disability, the Participant’s representative may exercise all or any part of the vested Options (covering whole shares of Common Stock) by delivering to the Company a written notice of exercise in the form attached as Exhibit A or any other form that the Committee may permit (such notice, a “Notice of Exercise”). The Notice of Exercise will be executed by the person exercising the Options. In the event that the Options are being exercised by the Participant’s representative, the Notice of Exercise will be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Options. The Participant or the Participant’s representative will deliver to the Committee, at the time of giving the Notice of Exercise, payment in a form permissible under Section 8 for the full amount of the Purchase Price (as defined below) and applicable withholding taxes as provided below.

(b)
Issuance of Shares of Common Stock. After all requirements with respect to the exercise of the Options have been satisfied, the Committee will cause the shares of Common Stock as to which the Options have been exercised to be issued (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent), registered in the name of the person exercising the Options (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the shares of Common Stock or any mistakes or errors in the issuance of the shares of Common Stock.

(c)
Withholding Requirements. The Company shall have the power and the right to deduct or withhold automatically from any shares of Common Stock deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the amount necessary to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement (collectively, “Withheld Taxes”); provided further, that any obligations to pay Withheld Taxes may be satisfied in the manner in which the Purchase Price is permitted to be paid under Section 8.

8.
Payment for Shares. The “Purchase Price” will be the Exercise Price multiplied by the number of shares of Common Stock with respect to which Options are being exercised. All or part of the Purchase Price and any Withheld Taxes may be paid as follows:

(a)	Cash or Check. In cash or by bank certified check.

(b)
Brokered Cashless Exercise. To the extent permitted by applicable law, from the proceeds of a sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates. In that case, the Participant will execute a Notice of Exercise and provide the Company’s third-party Plan administrator with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the Purchase Price and/or Withheld Taxes, as applicable. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(c)
Net Exercise. By reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Options by the number of shares of Common Stock having a Fair Market Value equal to the amount of the Purchase Price and/or Withheld Taxes, as applicable.

(d)
Surrender of Stock. In each instance, by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees in writing to accept such shares of Common Stock subject to such restriction or limitation. Such shares of Common Stock will be surrendered to the Company in good form for transfer and will be valued by the Company at their Fair Market Value on the date of the applicable exercise of the Options, or to the extent applicable, on the date the Withheld Taxes are to be determined. The Participant will not surrender, or attest to the ownership of, shares of Common Stock in payment of the Purchase Price (or Withheld Taxes) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Options for financial reporting purposes that otherwise would not have been recognized.

9.
Adjustment to Options. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.4 of the Plan, the Options may be adjusted in accordance with Section 4.4 of the Plan.

10.	[Restrictive Covenant.]

(a)
Non-Competition. In consideration of the Options granted hereunder and other consideration payable to the Participant from time to time by the Company and its affiliates, the Participant hereby agrees that during his or her employment with the Company and (i) for a period of two (2) years following the date of the Participant’s termination of employment for any reason other than (A) by the Participant for Good Reason or (B) by the Company other than for Cause, or (ii) for a period of six (6)

months following the such date of termination (A) by the Participant for Good Reason or (B) by the Company for a reason other than Cause, unless such termination is within 12 months following a Change of Control (in which case the following restrictions shall not apply), the Participant will not, directly or indirectly (as a principal, agent, owner, employee, consultant or otherwise), in any county in the United States, or otherwise within one hundred fifty (150) miles of where the Company or any of its Subsidiaries or affiliates are conducting any business as of the date of termination (or have conducted any business twelve (12) months prior to such date of termination) (the “Territory”):

(i)	engage in any business competitive with the business conducted by the Company or its affiliates or Subsidiaries;

(ii)
render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company or its affiliates or Subsidiaries; or

(iii)
solicit business, or attempt to solicit business within the Territory, in products or services competitive with any products or services sold (or offered for sale) by the Company or any affiliate, from the Company’s or affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or affiliate did any business during the two-year period ending on the Participant’s termination date;

provided, however, the foregoing and this Section 10 shall not prohibit or be construed to prohibit the Participant from owning less than 2% of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market even if such entity or its affiliates are engaged in competition with the Company or a Subsidiary or affiliate of the Company.

(b)
Remedies. The Participant acknowledges that the restrictions contained herein, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by the Participant of this Section 10, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Participant from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The covenant herein shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

(c)
Interpretation. If any restriction set forth in this Section 10 is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable. The parties intend that the non-competition provision contained herein shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

11.	Miscellaneous Provisions

(a)
Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those shares of Common Stock.

(b)
Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock subject to the Options until the Participant or the Participant’s representative becomes entitled to receive those Shares by (i) executing a Notice of Exercise, (ii) paying the Purchase Price and Withheld Taxes as provided in this Agreement, and the Company actually receiving those amounts, (iii) the Company issuing those shares of Common Stock and entering the name of the Participant in the register of shareholders of the Company as the registered holder of those shares of Common Stock and (iv) satisfying any other conditions as the Committee reasonably requires.

(c)
Transfer Restrictions. The shares of Common Stock purchased by exercise of the Options will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(e)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s Vice President of Human Resources and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(g)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(k)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(l)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(m)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, if applicable. Such on-line or electronic system shall satisfy notification requirements discussed in Section 11(e).

(n)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Options subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Performance-Based Stock Option Award Agreement as of the dates set forth below.

PARTICIPANT                    BASIC ENERGY SERVICES, INC.

Signature:                         By:
Print Name:                         Its:
Date:                             Date:

EXHIBIT A
NOTICE OF EXERCISE
Basic Energy Services, Inc.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attention: Vice President of Human Resources

    Date of Exercise: _________________
Ladies & Gentlemen:
1.    Exercise of Options. This constitutes notice to Basic Energy Services, Inc. (the “Company”) that, pursuant to my Basic Energy Services Management Incentive Plan Performance-Based Stock Option Award Agreement, dated [●] (the “Award Agreement”), I elect to purchase the number of shares of Common Stock set forth below for the price set forth below. Capitalized terms used and not otherwise defined in this notice will have the meanings ascribed to those terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Options exercised by this notice and have full power and authority to exercise the Options.

Number of shares of Common Stock as to which the Options are exercised (“Optioned Shares”):
Date of Grant:
Total Purchase Price:

2.    Delivery of Payment. With this notice, I hereby deliver to the Company the Purchase Price of the Optioned Shares and the Withheld Taxes due in connection with the exercise of my Option, subject to satisfaction of any and all other withholding taxes, in a manner consistent with the Award Agreement and the Plan.
3.    Rights as Stockholder. While the Company will endeavor to process this notice in a timely manner, I acknowledge that, until the issuance of the portion of the Optioned Shares (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent) and my satisfaction of any other conditions imposed by the Committee pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Optioned Shares, notwithstanding the exercise of my Options. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.
4.    Interpretation. Any dispute regarding the interpretation of this notice will be submitted promptly by me or by the Company to the Committee. The resolution of such a dispute by the Committee will be final and binding on all parties.
5.    Entire Agreement. The Plan and the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference and, together with this notice, constitute the entire agreement of the parties with respect to the subject matter of this notice.
Very truly yours,

Signature:
Name:
Address:

Social Security Number: